Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

MISSION COMMUNITY BANCORP

A California Corporation

The undersigned, Anita M. Robinson and Cindy Harrison, hereby certify that:

1.                                       They are the President and the Assistant Secretary, respectively, of  MISSION COMMUNITY BANCORP, a California corporation (the “Corporation”).

2.                                       The first paragraph of Article FOUR of the Articles of Incorporation of the Corporation is amended to read in full as follows:

“This corporation is authorized to issue two classes of stock, designated ‘Common Stock’ and ‘Preferred Stock.’  The number of shares of Common Stock the corporation is authorized to issue is 10,000,000.  The number of shares of Preferred Stock the corporation is authorized to issue is 10,000,000.  The Common Stock and the Preferred Stock shall have no par value.”

3.                                       The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the Corporation’s Board of Directors.

4.                                       The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code.  The total number of outstanding shares of common stock of the corporation is 673,399 shares.  The number of shares of common stock voting in favor of the amendment equaled or exceeded the vote required. The perentage vote required was more than 50%.  The total number of outstanding shares of preferred stock of the corporation is 170,500 shares.  The number of shares of preferred stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: June 21, 2007

/s/ Anita M. Robinson
Anita M. Robinson, President

/s/ Cindy Harrison
Cindy Harrison, Assistant Secretary